Exhibit 99.1

Moleculin Announces Agreement with Emory University to Conduct Pediatric Brain Tumor Trial

HOUSTON - April 11, 2019 - Moleculin Biotech, Inc., (Nasdaq: MBRX) ("Moleculin" or the "Company"), a clinical stage pharmaceutical company with a broad portfolio of drug candidates targeting highly resistant tumors, today announced it has entered into an agreement with Emory University to conduct a Phase 1 clinical trial of WP1066 in children with recurrent or refractory malignant brain tumors. The study will be conducted at the Aflac Cancer & Blood Disorders Center at Children’s Healthcare of Atlanta.

"Given the exciting data Emory University researchers presented at the recent Society for Neuro Oncology conference, we have been working closely with them to begin a trial in pediatric brain tumors," commented Walter Klemp, Moleculin’s Chairman and CEO. "WP1066 was shown to have a significant anti-tumor effect on medulloblastoma cell lines, so there is a lot of encouragement regarding the opportunity to provide new hope for treating this rare condition. This will also give us yet another opportunity to develop human proof of concept data, bringing our total number of clinical trials to five. This clinical trial is expected to begin recruitment in the second half of this year."

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a clinical stage pharmaceutical company focused on the development of oncology drug candidates, all of which are based on discoveries made at M.D. Anderson Cancer Center. The Company’s clinical stage drugs are Annamycin, an anthracycline designed to avoid multidrug resistance mechanisms with little to no cardiotoxicity being studied for the treatment of relapsed or refractory acute myeloid leukemia, more commonly referred to as AML, and WP1066, an immuno-stimulating STAT3 inhibitor targeting brain tumors, pancreatic cancer and AML. Moleculin Biotech is also engaged in preclinical development of additional drug candidates, including additional STAT3 inhibitors and compounds targeting the metabolism of tumors.

For more information about the Company, please visit http://www.moleculin.com.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the ability of WP1066 to show safety and efficacy in patients. Although Moleculin Biotech believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin Biotech has attempted to identify forward-looking statements by terminology including ''believes,'' ''estimates,'' ''anticipates,''

''expects,'' ''plans,'' ''projects,'' ''intends,'' ''potential,'' ''may,'' ''could,'' ''might,'' ''will,'' ''should,'' ''approximately'' or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. "Risk Factors" in our most recently filed Form 10-K filed with the Securities and Exchange Commission ("SEC") and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC.  Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Contacts
Joe Dorame, Robert Blum or Joe Diaz
Lytham Partners, LLC
602-889-9700
mbrx@lythampartners.com